Exhibit 10.1
TERMINATION PROTECTION AGREEMENT
     WHEREAS, a Termination Protection Agreement (the “Agreement”) was entered into between Stanley P. Locke (“Executive”) and Thomas and Betts Corporation and its successors and assigns (the “Company”) effective June 1, 2005;
     WHEREAS, the Company and Executive mutually consented to the amendment and restatement of the Agreement, effective June 1, 2005, to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the related final Treasury Department regulations;
     WHEREAS, the Board approved the terms and provisions of such amended and restated Agreement at its meeting on September 5, 2007; and
     WHEREAS, the Company and Executive mutually consented to a First Amendment to the Termination Protection Agreement on December 19, 2008 to clarify certain of its provisions that are governed by, or are otherwise subject to, Section 409A of the Code; and
     WHEREAS, the Company and Executive desire to amend and restate the Agreement further or incorporate the First Amendment and in order to clarify certain of its provisions that are governed by, or are otherwise subject to, Section 162(m) of the Code;
     NOW, THEREFORE, the Company and Executive hereby agree as follows:
     1. Defined Terms.
     Unless otherwise indicated herein, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.
     The Company and Executive both agree that the definition of “Change in Control” listed in Schedule A shall be used for Executive in any and all plans, programs or agreements in which Executive participates or to which Executive is a party in lieu of any similar definition used in such plans, programs or agreements; provided, however, that the definition of “Change in Control” listed in Schedule A shall not replace any such similar definition that serves as a “permissible payment event” (within the meaning of Treas. Reg. § 1.409A-3(a)) under any such plan, program or agreement.
     2. Effective Date; Term.
     This Agreement commenced on June 1, 2005 (the “Effective Date”) and shall continue in effect through June 1, 2008; provided, however, that the term of this Agreement shall automatically be extended for one additional year beyond June 1, 2008 and for successive one year periods thereafter, unless, not later than January 31 of the third calendar year preceding the year in which the term would otherwise automatically extend (e.g., 2007 for the 2010 calendar year, 2008 for the 2011 calendar year, etc.), the Company shall have given written notice to Executive that it does not wish to extend this Agreement for an additional year, in which event this Agreement shall continue to be effective until June 1 of the calendar year immediately preceding the calendar year in which the term would have otherwise automatically extended;

provided, further, that, notwithstanding any such notice by the Company not to extend, if a Change in Control occurs during the original or any extended term of this Agreement, this Agreement shall remain in effect for a period of three (3) years after such Change in Control.
     3. Change in Control Benefits.
     Executive shall be entitled to the benefits provided under this Agreement if a Triggering Event occurs. In the event that Executive’s employment is terminated as a result of death or Disability, Executive shall not be entitled to the benefits provided in this Section 3; however, Executive and/or Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company under its plans, programs and policies relating to death and/or disability benefits as in effect at any time during the 90-day period immediately preceding the earlier of the Change in Control or the Termination Date.
          (a) Severance Payment. The Company shall pay Executive the aggregate of the following amounts in one lump sum on the Payment Date:
               (i) to the extent not paid before the Payment Date in accordance with the Company’s ordinary payroll practices, Executive’s earned but unpaid base salary through the date of the Triggering Event at the rate in effect on the date of such Triggering Event, or if higher, at the highest rate in effect at any time within the 90-day period preceding the Change in Control;
               (ii) to the extent not paid before the Payment Date in accordance with the terms of the Company’s bonus plan, any unpaid annual bonus payable to Executive in respect of the calendar year ending prior to the Triggering Event (but not less than the Average Bonus);
               (iii) an amount determined by multiplying the Average Bonus by a fraction, the numerator of which is the number of days elapsed in the calendar year in which the Triggering Event occurs up to and including the date of such Triggering Event and the denominator of which is 365;
               (iv) a lump sum amount, in cash, equal to three (3) times Executive’s Annual Compensation;
               (v) any unpaid earned and/or accrued vacation, and
               (vi) interest, for the period beginning on the date of the Triggering Event and ending on the Payment Date at a rate equal to one hundred twenty (120) percent of the monthly, compounded applicable federal rate, as in effect under Section 1274(d) of the Code for the month before the month in which the Triggering Event occurs.
               Notwithstanding the foregoing, if the unpaid base salary or any portion thereof or the unpaid annual bonus or any portion thereof is subject to a deferral election or the bonus is subject to Section 409A of the Code, such amount shall be paid in accordance with the terms of such election and/or the terms of the plan pursuant to which such amount was deferred.
          (b) Health Care Coverage.

               (i) The Company shall provide medical, prescription drug and dental coverage at the Company’s expense to Executive and, if applicable, to Executive’s family members eligible for such coverage under the Thomas & Betts Welfare Benefit Plan, until the third anniversary of the Termination Date (the “Initial Coverage Period”). The level of coverage to be provided hereunder shall in no event be less than the level of coverage provided immediately before the earlier of the Termination Date or the Change in Control.
               (ii) The following provisions shall apply if the coverage is self-insured by the Company. The fair market value of coverage for each month included in the Initial Coverage Period shall be deemed to consist of the related monthly premium as would be determined for purposes of COBRA under Section 4980B of the Code (the “Fair Market Value”). If the Delayed Payment Date applies, commencing with the month immediately following the month in which his Termination Date occurs and ending as of the last day of the month in which the Delayed Payment Date occurs (the “Direct Payment Period”), Executive shall be required to pay to the Company at the same time that COBRA premium payments are otherwise due for that month an amount equal to the monthly Fair Market Value. On the first day of the first month following the Delayed Payment Date, the Company shall reimburse Executive for the aggregate amount paid by him during the Direct Payment Period (the “Aggregate Premium Payment”). Effective with respect to the first month following the Direct Payment Period and continuing through the end of the Initial Coverage Period or during the entire Initial Coverage Period if the Delayed Payment Date does not apply, the Company shall cover Executive (and his family members, if applicable) at its sole expense each month, but the Fair Market Value of such coverage shall constitute imputed income to Executive. The Company shall make tax gross-up payments with respect to such reimbursement for the Direct Payment Period and Company-paid coverage during the Initial Coverage Period including (A) Company payment of any required withholding with respect to the reimbursement and with respect to the Fair Market Value of the monthly Company-paid coverage plus the amount of additional withholding due each month as a result of the Company’s payment of such initial withholding amount and (B) Company payment to Executive of an amount equal to any additional federal, state and local tax imposed on Executive with respect to income recognized by Executive pursuant to the foregoing payments, including the amount of additional tax imposed on Executive as a result of Company’s payment of such initial tax. The payment of such additional tax pursuant to (B) shall be made no later than the end of the taxable year following the taxable year in which Executive remits the related taxes.
               (iii) Following the Initial Coverage Period and for a period of eighteen months thereafter, the Company shall permit Executive to elect to continue coverage at Executive’s expense by paying the monthly COBRA premium, as directed by the Company. Notwithstanding the foregoing, the COBRA continuation period that is mandated by Section 4980B of the Code shall be deemed to have run concurrently with the Initial Coverage Period.
               (iv) If Executive becomes employed by a new employer, the coverage provided by Company under this Section 3(b) shall terminate on the date Executive becomes eligible for the coverage provided by Executive’s new employer.
               (v) For purposes of Section 409A of the Code, coverage provided hereunder during the period of time that Executive would be entitled to continuation coverage pursuant to COBRA is intended to qualify for the exception from “deferred compensation” as a medical benefit provided in accordance with Treas. Reg. § 1.409A-1(b)(9)(v)(B). Any additional coverage hereunder shall be provided in accordance with the Reimbursement and In-Kind Benefit Rule and the tax gross-up payments shall be provided in accordance with Treas. Reg. §1.409A-3(i)(v).
          (c) Other Welfare Benefits. The Company shall provide disability, group term life and accidental death and dismemberment insurance at the Company’s expense to Executive until the third anniversary of his Termination Date. The level of coverage to be provided shall be no less than the level of coverage provided immediately before the earlier of the Termination Date or the Change in Control. To the extent that any such benefit is subject to Section 409A of the Code and to the Delayed Payment Date, Executive shall be responsible for the payment of all expenses, including, but not limited to, the cost of the premiums for such coverage until the Delayed Payment Date. The Company shall reimburse Executive on the Delayed Payment Date for all such costs and expenses incurred prior to such Delayed Payment Date, provided proof of payment has been provided and shall assume the obligation to pay all future costs and expenses until the third anniversary of the Termination Date. The Reimbursement and In-Kind Benefit Rule shall apply to amounts subject to Section 409A of the Code.
          (d) Full Vesting of All Stock Options and Restricted Shares. Notwithstanding any provision to the contrary in the Company’s equity incentive plans (the “Equity Plans”) or any award agreement under the Equity Plans, (i) any outstanding, unexercisable stock options or unvested restricted shares shall become fully exercisable and vested as of the Termination Date and (ii) all stock options, whether or not such stock options first become exercisable pursuant to this Agreement, shall remain exercisable until the earlier of (A) the third anniversary of the Termination Date or (B) the latest date upon which the option could have expired by its original terms under any circumstances; provided, however, that this sentence shall not restrict the Company’s ability to adjust or settle outstanding stock options pursuant to the terms of the Equity Plans, so long as Executive is treated in any such adjustment or settlement no less favorably than any other employee of the Company; and further provided that if Executive is, or ever has been, a “covered employee” (within the meaning of Section 162(m) of the Code), only a pro-rata portion of any unvested restricted shares that are intended to constitute “performance-based compensation” shall vest incident to an Anticipatory Termination Triggering Event, and solely if the related performance conditions are fully met in accordance with the certification required of the Company’s Compensation Committee by Section 162(m) of the Code.
          (e) Retirement Benefits. Executive shall be entitled to receive retirement benefits in accordance with the provisions of the Company’s Executive Retirement Plan.
          (f) Outplacement Services. The Company shall pay the reasonable expenses incurred with respect to executive outplacement services by any one qualified outplacement agency selected by Executive and reasonably satisfactory to the Company from the Termination Date until the first anniversary of the Termination Date; provided, however, that (i) such services are directly related to Executive’s Separation from Service, and (ii) the period during which they are covered and the payments made do not extend beyond the period described in Treas. Reg. § 1.409A-1(b)(9)(v)(E).

          (g) Grantor Trust. Within ninety (90) days following execution of this Agreement, the Company shall establish a grantor trust, known as a rabbi trust, which shall provide for the Company to make an irrevocable contribution to fully fund the cash payments provided for under this Agreement in the event of a Change in Control. Notwithstanding the foregoing, such funding shall not be required if it would result in the imposition of additional tax under Section 409A(b)(5) of the Code.
     4. Mitigation.
     Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.
     5. Code Section 4999 Tax Gross-Up.
          (a) In the event that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement (the “Contract Payments”) or otherwise in connection with Executive’s termination of employment or contingent upon a change in ownership or control pursuant to any plan or arrangement or other agreement with the Company (or any affiliate), (“Other Payments” and, together with the Contract Payments, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, as determined as provided below, the Company shall pay to Executive, at the time specified in Section 5(b) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of the Excise Tax on the Payments and any federal, state and local income or other tax and excise tax upon the payment provided for by this Section 5(a), and any interest, penalties or additions to tax payable by Executive with respect thereto, shall be equal to the total value of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company’s independent auditors and reasonably acceptable to Executive (“Tax Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 5, any additional tax under Section 409A of the Code shall not be taken into account for purposes of determining the amount of any payment due to or on behalf of Executive.

          (b) The Gross-Up Payments provided for in Section 5(a) hereof shall be made upon the earlier of (i) the payment to Executive of any Payment or (ii) the imposition upon Executive or payment by Executive of any Excise Tax, provided, however, if the Gross-Up Payment is subject to the Delayed Payment Date, the Gross-Up Payments shall be made on the Delayed Payment Date, if later. In no event shall any amount due to Executive under this Section 5 be paid later than the end of the Executive’s taxable year following Executive’s taxable year in which such taxes are remitted..
          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim;
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive;
               (iii) cooperate with the Company in good faith in order to effectively contest such claim; and
               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. All such costs and expenses incurred due to a tax audit or litigation addressing the existence of or amount of a tax liability under this Section 5 shall be paid by the Company within thirty (30) days of the date payment of such expenses is due or if such payment is subject to the Delayed Payment Date, on the Delayed Payment Date, if later, but in any event not later than (A) December 31 of the year following the year in which the taxes are remitted to the taxing authority, or (B) where as a result of such audit or litigation no taxes are remitted, December 31 of the year following the year in which the audit is complete or there is a final and nonappealable settlement or other resolution of the litigation. Any Gross-Up Payment as a result of any Excise Tax or other tax (including interest and penalties with respect thereto) imposed shall be paid at the time of imposition of such Excise Tax or other tax or if such amount is subject to the Delayed Payment Date, on the Delayed Payment Date, if later.
          (d) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall reimburse the Executive the amount of the claimed tax within five (5) days of remittance of such amount to the Internal Revenue Service or, if such reimbursement is subject to the Delayed Payment Date, on the Delayed Payment Date, if later and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such reimbursement and such additional amount shall be paid at the time of imposition of such Excise Tax or other tax or if such amount is subject to the Delayed Payment Date, on the Delayed Payment Date, if later; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without Executive’s consent if such position or resolution could reasonably be expected to adversely affect Executive (including any other tax position of Executive unrelated to the matters covered hereby).
          (e) As a result of any uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Company or the Tax Counsel hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and Executive thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company or the Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of Executive, subject, however, to the requirements of Section 5(b) regarding time of payment.
          (f) If, after the receipt by Executive of the Gross-Up Payment or an amount reimbursed by the Company under Section 5(d) in connection with the contest of an Excise Tax claim, Executive receives any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by Executive of an amount reimbursed by the Company in connection with an Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such reimbursement shall not be required to be repaid.

     6. 409A Gross-Up Payment.
          (a) Subject to the requirements stated in this Section 6, in the event that amounts hereunder become subject to the additional tax and interest under Section 409A of the Code (“409A additional tax”) as a result of a plan document failure or an operational failure caused solely by the action or inaction of the Company (and not at the request of Executive), the Company shall pay to Executive an amount equal to such 409A additional tax and any additional taxes imposed upon Executive due to the Company’s payment of such 409A additional tax (a “409A Gross-Up Payment”). In no event, however, shall any amounts become payable under this Section 6 as a result of compensation required to be included in gross income by reason of Section 409A(b)(3) of the Code. Subject to the notification requirements set forth in Section 6(b) in the event the 409A additional tax is not remitted by withholding, the 409A Gross-Up Payment shall be paid to Executive within five business days of the date such taxes are remitted to the applicable taxing authority, or, if the 409A Gross-Up Payment is subject to the Delayed Payment Date, on the Delayed Payment Date, if later. In no event shall any amount due to Executive under this Section 6 be paid later than the end of Executive’s taxable year following Executive’s taxable year in which such taxes are remitted.
          (b) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the 409A Gross-Up Payment. Such notification shall be given as soon as practicable but no later than (10) ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, or if the Company notifies Executive at the time of payment of the 409A Gross-Up Payment under Section 6(a) that it desires to contest the application of the 409A additional tax (in either case, a “claim”), Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including ,without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. All such costs and expenses incurred due to a tax audit or litigation addressing the existence of or amount of a tax liability under this Section 6 shall be paid by the Company within thirty (30) days of the date payment of such expenses is due or, if such payment is subject to the Delayed Payment Date, on the Delayed Payment Date, if later, but in any event not later than (A) December 31 of the year following the year in which the taxes are remitted to the taxing authority, or (B) where as a result of such audit or litigation no taxes are remitted, December 31 of the year following the year in which the audit is complete or there is a final and nonappealable settlement or other resolution of the litigation. Without limitation on the foregoing provisions of this Section 6(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim, and Executive shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a 409A Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (c) If Executive becomes entitled to receive one or more refunds of all or any part of the 409A additional tax with respect to which a 409A Gross-Up Payment was made, Executive shall pay the refund to the Company within five business days of the receipt of any such refund.
     7. Employment Status; No Effect Prior to Change in Control; Termination for Cause.
          (a) Executive and the Company acknowledge and agree that prior to a Change in Control, Executive’s employment is “at will” and may be terminated at any time, by the Company with or without Cause or by Executive with or without Good Reason, subject to applicable law. In the event Executive’s employment is terminated for any reason prior to a Change in Control, other than an Anticipatory Termination Triggering Event, Executive shall have no rights to any payments or benefits under this Agreement and after any such termination, this Agreement shall be of no further force or effect.
          (b) In the event Executive is terminated for Cause following a Change in Control, Executive shall have no rights to any payments or benefits under this Agreement.
     8. Indemnification; Director’s and Officer’s Liability Insurance.
     Until the sixth anniversary of the Termination Date and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated (the “Indemnification Period”), the Company shall indemnify, defend, and hold harmless Executive against all losses, damages, costs, expenses (including attorneys’ fees) or liabilities (including attorneys’ fees) with respect to bona fide claims regarding actions or omissions or alleged actions or omissions arising out of or relating to performance by Executive of services for, or in the capacity of Executive as director, officer or employee of, the Company or any affiliate of the Company which have occurred on or prior to the Termination Date to the same extent and on the same terms and conditions (including with respect to advancement of expenses) as permitted under applicable law and the Company’s certificate of incorporation and by-laws as in effect immediately prior to the earlier of the Termination Date or the Change in Control. In addition, the Company shall maintain Director’s and Officer’s liability insurance (from an insurance company rated not less than A by A.M. Best Company) and, if Executive served or has served as a fiduciary of any pension or benefit plan, ERISA fiduciary insurance, on behalf of Executive, at the level in effect immediately prior to the earlier of the Termination Date or the Change in Control, for the Indemnification Period.
     9. Confidential Information.
     Executive acknowledges that any confidentiality agreement entered into by Executive and the Company remains in full force and effect and survives the termination of his or her employment with the Company; provided that nothing contained in such agreement or this Section 9 shall prevent Executive from being employed by a competitor of any of the Company or utilizing Executive’s general skills, experience, and knowledge, including those developed while employed by any of the Company or its affiliates.
     10. Disputes.
     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Memphis, Tennessee or, at the option of Executive, in the county where Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect, except that Executive may, at Executive’s option, bring that action in a court of competent jurisdiction, even if the Company has earlier instituted an action hereunder. Judgment may be entered on an arbitrator’s award relating to this Agreement in any court having jurisdiction.
     11. Costs of Proceedings.
     The Company shall pay for all costs and expenses of Executive, at least monthly, including attorneys’ fees and disbursements, in connection with any legal proceeding (including arbitration), whether instituted by the Company or by Executive during Executive’s lifetime, relating to the interpretation or enforcement of any provision of this Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, then Executive shall be required to pay all costs and expenses of Executive, including attorney’s fees and disbursements, and shall not be entitled to reimbursement and shall reimburse the Company for any amounts previously paid by the Company to Executive for such costs and expenses. The Reimbursement and In-Kind Benefit Rule shall apply and if any payment is subject to the Delayed Payment Date, it shall not be paid prior to the Delayed Payment Date.
     12. Successors and Assigns.
     Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 12 shall continue to apply to each subsequent employer of Executive in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.
     13. Withholding.
     Notwithstanding the provisions of Sections 4, 5 and 6 hereof, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.
     14. Compliance with Code Section 409A.
     This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax thereunder.
     15. Applicable Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflicts of law, applicable to contracts made and to be performed therein.
     16. Entire Agreement.
     This Agreement constitutes the entire agreement between the parties regarding severance benefits following a Change in Control and supersedes and overrides any prior agreement entered into between the Company and Executive regarding severance benefits following a Change in Control between the Company and Executive. This Agreement may be changed only by a written agreement executed by the Company and Executive.
     17. Notice.
     Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
     18. Severability.
     The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the 15th day of January, 2009.

THOMAS & BETTS CORPORATION
By:	/s/ J.N. Raines
Name:	J.N. Raines
Title:	Vice President-General Counsel

/s/ Stanley P. Locke
Stanley P. Locke

SCHEDULE A
TO STANLEY P. LOCKE
TERMINATION PROTECTION AGREEMENT
CERTAIN DEFINITIONS
     As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:
     “Annual Compensation” means the sum of (i) Executive’s annual rate of base salary in effect on the date of the Change in Control or, if higher, the Termination Date, (ii) the Average Bonus and (iii) Executive’s perquisite allowance for the calendar year immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs.
     “Anticipatory Termination Triggering Event” means the Executive’s Separation from Service for a reason other than death or Disability before a Change in Control provided Executive’s employment is terminated by the Company or its affiliates without Cause and Executive reasonably demonstrates that such Separation from Service was at the request or suggestion of any individual or entity that is or was attempting to effectuate a Change in Control within the 12 months following such Separation from Service.
     “Average Bonus” means the greater of (i) Executive’s target bonus for the calendar year immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs, or (ii) the highest bonus paid or payable to Executive in respect of any of the five (5) calendar years (annualized with respect to any such calendar year for which Executive has been employed for only a portion thereof) immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs. Notwithstanding the foregoing, effective with respect to a Termination Date or Change in Control (whichever is earlier) occurring on or after January 1, 2010, if Executive is or ever has been a “covered employee” (within the meaning of Section 162(m) of the Code), the amount described in clause (i), above, shall cease to apply, and shall be replaced by the phrase, “45% of Executive’s annual rate of base salary for the calendar year immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs.”
     “Average Long Term Incentive Award” means the sum of (i) the average Black-Scholes value (as determined by the accountant employed by the Company immediately prior to the Change in Control) of the annual stock options granted to Executive during the three calendar years immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs and (ii) the average value of the annual restricted stock awards (determined by reference to the closing values of the restricted shares on the dates on which they were granted) granted to Executive during the three calendar years immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs.
     “Board” means the Company’s Board of Directors.
     “Cause” shall mean Executive’s termination of employment due to:

          (a) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; or
          (b) the willful engaging by Executive in gross misconduct which is materially and demonstrably injurious to the Company.
     For a termination of employment to be for Cause: (i) Executive must receive a written notice which indicates in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment for Cause; (ii) Executive must be provided with an opportunity to be heard no earlier than 30 days following the receipt of such notice (during which notice period Executive has the opportunity to cure and has failed to cure or resolve the behavior in question); and (iii) there must be a good faith determination of Cause by at least three-quarters of the non-employee outside director members of the Board.
     “Change in Control” For the purpose of this Agreement, a “Change in Control” shall, without limitation, be deemed to have occurred if:
          (a) A third person, including a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or
          (b) Individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Board as of the date hereof (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Board as of the date hereof; or
          (c) The consummation of (i) any consolidation, share exchange, merger or amalgamation of the Company as a result of which the individuals and entities who were the respective beneficial owners of the outstanding common stock of the Company and the voting securities of the Company immediately prior to such consolidation, share exchange, merger or amalgamation do not beneficially own, immediately after such consolidation, share exchange, merger or amalgamation, directly or indirectly, 50% or more, respectively, of the common stock and combined voting power of the voting securities entitled to vote of the company resulting from such consolidation, share exchange, merger or amalgamation; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or
          (d) The approval by the shareholders of a plan of complete liquidation or dissolution of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company” means Thomas & Betts Corporation and its successors and assigns.
     “Delayed Payment Date” means the first business day following the six-month anniversary of the Termination Date. A payment or benefit shall not be subject to the Delayed Payment Date if (i) the payment or benefit is not subject to Section 409A of the Code, (ii) the payment event with respect to the payment or benefit, for purposes of Section 409A of the Code, is other than Separation from Service, or (iii) on the Termination Date, no stock of the Company (or any other entity considered a single employer with the Company under Treas. Reg. §1.409A-1(g) or any successor thereto) is publicly traded on an established securities market or otherwise.
     “Disability” means total disability or permanent disability as determined under the Company’s long-term disability plan in which Executive participates, as it exists from time to time; provided, however, if Executive does not participate in the Company’s long-term disability plan, then “Disability” means an illness or injury which prevents Executive from performing his or her duties, as they existed immediately prior to the illness or injury, on a full time basis for 180 consecutive business days, and is determined to be total and permanent disability by a physician selected by the Company and acceptable to Executive or Executive’s legal representative.
     “Good Reason” means any of the following actions, without Executive’s express prior written approval, other than due to Executive’s permanent disability or death:
               (i) any reduction in Executive’s annual base salary;
               (ii) any failure to pay Executive an annual bonus, in cash, at least equal to the Average Bonus;
               (iii) any failure by the Company to grant Executive with long term incentives annually that are at least equal to the value of the Average Long Term Incentive Award, where the value of the long term incentives granted to Executive in any year are determined by the accountants employed by the Company immediately prior to the Change in Control using a valuation method consistent with the methodology used to value the Average Long Term Incentive Award;
               (iv) Executive’s duties, titles, responsibilities or authority (including offices and reporting relationships) are diminished in comparison to the duties, titles and responsibilities or authority enjoyed by Executive immediately prior to the Change in Control, other than as a result of an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof by Executive;
               (v) any material reduction in Executive’s and/or Executive’s family’s eligibility to participate and his/her/their level of benefit in each of the Company’s welfare benefit plans, including, without limitation, all medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs of the Company in comparison to the highest level of eligibility and level of benefit enjoyed by Executive and Executive’s family during the 90 day period preceding the Change in Control;

               (vi) any material reduction, in the aggregate, in Executive’s ability to participate in all incentive, savings and retirement plans or programs applicable to other key executives (including the Company’s restricted stock and stock option plans), to a level less favorable to Executive than the highest level enjoyed by Executive in such plans or programs during the 90 day period preceding the Change in Control;
               (vii) the Company’s requiring Executive to be based at any office or location which is located more than 35 miles from the location where Executive was based immediately prior to the Change in Control;
               (viii) any material reduction of any fringe benefits, including any car allowance enjoyed by Executive during the ninety (90) day period immediately prior to the Change in Control;
               (ix) any material reduction in the level of Executive’s entitlement to a particular office or office size or to particular furnishings or to secretarial or other assistance as enjoyed by Executive during the ninety (90) day period immediately prior to the Change in Control;
               (x) any reduction in the level of Executive’s entitlement to paid vacation as enjoyed by Executive during the ninety (90) day period immediately prior to the Change in Control;
               (xi) any termination of employment by Executive within the thirty-day period immediately following the twelve-month anniversary of the Change in Control; or
               (xii) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 12 of this Agreement.
     Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. For purposes of the Agreement, any good faith determination of “Good Reason” made by Executive shall be conclusive.
     “Payment Date” means (i) the Delayed Payment Date, if (A) the payment is subject to Section 409A of the Code, (B) the payment event for purposes of Section 409A of the Code is Separation from Service, and (C) on the Termination Date stock of the Company (or any other entity considered a single employer with the Company under Treas. Reg. §1.409A-1(g) or any successor thereto) is publicly traded on an established securities market or otherwise, or (ii) in any other case, the date that is ten (10) days after the Termination Date.
     “Reimbursement and In-Kind Benefit Rule” means, with respect to in-kind benefits provided or expenses eligible for reimbursement which are subject to Section 409A of the Code, that (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as otherwise provided in Treas. Reg. § 1.409A-3(i)(1)(iv)(B), and (ii) the reimbursement of an eligible expense shall be made as soon as practicable after Executive requests such reimbursement, but not later than the December 31 following the calendar year in which the expense was incurred and if the payment is subject to the Delayed Payment Date, not earlier than the Delayed Payment Date.
     “Separation from Service” means Executive’s separation from service with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.
     “Separation from Service Triggering Event” means the Executive’s Separation from Service for a reason other than death or Disability on the date of or within three years following a Change in Control provided Executive’s employment is terminated by the Company or its affiliates without Cause or by Executive for Good Reason.
     “Termination Date” means the date of Executive’s Separation from Service.
     “Triggering Event” means the earlier to occur of (i) a Separation from Service Triggering Event, or (ii) an Anticipatory Termination Triggering Event.